Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release ("Agreement") is made and entered into this 29th day of June 2018 by and Coretec Industries LLC, its holding company The Coretec Group, Inc. (collectively, "Coretec") and NDSU Research Foundation, ("NDSURF").

I. RECITALS

WHEREAS, Coretec sponsored research by North Dakota State University (“NDSU”) from August 14, 2015 through June 30, 2017;

WHEREAS, Coretec licensed certain technologies from NDSURF June 16, 2016 in an Exclusive License and amendments, if any (“Exclusive License”);

WHEREAS, Coretec was to provide compensation to NDSURF and NDSURF was to provide certain deliverables to Coretec;

WHEREAS, a dispute arose between Coretec and NDSURF regarding compensation and deliverables;

NOW, THEREFORE, in consideration of the promises and mutual promises herein contained, the undersigned parties covenant and agree as follows:

II. GENERAL COVENANTS

1.     Mutual Release. For value received as described in Section 2, Coretec and NDSURF, on behalf of themselves and their respective heirs, executors, officers, directors, employees, consultants, investors, administrators, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, consultants, investors, shareholders, administrators, predecessor and successor corporations, and assigns, from the Exclusive License Agreement, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement concerning the Exclusive License including, without limitation: (a) any and all claims relating to or arising from Coretec's agreement with NDSURF and the termination of that agreement; (b) any and all claims of violation of public policy, discrimination, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, invasion of privacy and conversion; (c) any and all claims for violation of any federal, state or municipal constitution, law, statute, regulation or ordinance; and (d) any and all claims for attorneys' fees and costs. NDSURF and Coretec agree that the release set forth in this Section 1 will be and remain in effect in all respects as a complete general release as to the matters released.

2.     Consideration. The parties, in consideration for the release and settlement herein and of promises contained elsewhere in this Agreement, agree to the mutual release by the parties of all claims including, but not limited to, any claim the parties may have, expenses and incurred attorneys’ fees or costs.

3.     Tax. The parties agree to assume any and all tax obligations that may be imposed now or at any future time in connection with this Agreement. NDSURF will provide any tax forms or filings required by Coretec. The parties agree that Coretec was engaged as an independent contractor and not as an employee for tax purposes. For tax purpose record keeping NDSURF must provide Coretec with all tax related documents within thirty (30) days of the request.

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4.     No Admission. This Agreement resolves disputed claims or potentially disputed claims and is not intended to be nor shall it be deemed, construed, or treated in any respect as an admission of liability or non-liability by any person or entity for any purposes; such liability or non-liability is expressly denied.

5.     Confidentiality. Except as provided under North Dakota Open Records laws, the parties agree that they will hold this Agreement and facts giving rise to this Agreement strictly confidential and, therefore, agree not to disclose or publicize the terms and conditions of this Agreement to any third party, including, in particular, any former client, former consultant or former employee of NDSURF and/or Coretec, except that Coretec and/or NDSURF may disclose this Agreement as necessary to bona fide legal, financial, or tax advisors and the parties may state the matter was settled to their mutual satisfaction. Each party agrees to promptly advise the other party of any notice of deposition, subpoena, court order, or other requests for information concerning this Agreement.

6.     No Claim Transfer. NDSURF and Coretec represent that neither has signed or transferred, nor purported to sign or transfer, to any person or entity, any claim or any portion thereof or interest therein which relates to this Agreement. This Agreement shall be binding upon the parties’ administrators, representatives, executors, successors and assigns.

7.     Severability. In the event any provision of this Agreement is held invalid, all remaining provisions of this Agreement shall continue in full force and effect. Specifically, if a clause in this Agreement is construed to restrict any right specified in Section 1 of this Agreement, the offending portion shall be struck and be considered void, ab initio. The remaining provisions shall be construed to preserve the parties’ original intent. This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota. The parties agree that any dispute shall be subject to the state and federal courts located in Cass County, North Dakota.

8.     Representation. The parties hereto acknowledge that they have been represented by counsel of their own satisfaction in the negotiation of this Agreement or that the parties have had the opportunity to retain counsel of their own selection but elected to not do so, and with full understanding of the final and binding legal effect of this Agreement, the parties have executed this Agreement freely and voluntarily.

9.     Entire Agreement. Coretec and NDSURF affirm that the only consideration for their signing this Agreement are the terms stated above, and that no other promises or agreements of any kind have been made to or with them by any person or entity to cause them to execute this Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreement or understandings between the parties hereto pertaining to the subject matter hereof.

Coretec Industries, LLC. By: /s/ Michael Kraft	The Coretec Group, Inc By: /s/ Michael Kraft
Michael Kraft, CEO Date: June 29, 2018	Michael Kraft, CEO Date: June 29, 2018

NDSU Research Foundation By: /s/ Jolynne Tschetter
Name: Jolynne Tschetter, Ph.D. Title: Interim Executive Director Date: June 29, 2018

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